Filed pursuant to Rule 424(b)(7)
Registration No. 333-203035
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 21, 2015)
77,500,000 Common Shares

Golden Ocean Group Limited
To Be Distributed As A Dividend-In-Kind
By Frontline 2012 Ltd.

Frontline 2012 Ltd., or Frontline 2012, is making a distribution in kind of up to 77,500,000 of our common shares, par value $0.01 per share, or the Shares.  Frontline 2012 will make the distribution in the form of a dividend in kind to all of its shareholders as of June 15, 2015, or the Record Date.  Each shareholder of Frontline 2012 as of the Record Date holding 3.2142 or more shares, shall receive one (1) of our common shares for every 3.2142 shares of Frontline 2012 held by such shareholder, rounded down to the nearest whole share.  Each Frontline 2012 shareholder holding less than 3.2142 shares of Frontline 2012 shall receive a cash dividend, or the Cash Dividend.  Frontline 2012 will not distribute fractional shares.  Payment in lieu of fractional shares and the Cash Dividend will be made in cash based on the closing price of our shares as reported on the Oslo Stock Exchange, or the OSE, on June 15, 2015.
The distribution is expected to be made by Frontline 2012 on or about June 26, 2015.
No vote of shareholders is required in connection with the distribution.  You will not be required to pay cash or provide any other consideration or to surrender or exchange any shares of Frontline 2012 in order to receive the distribution of our common shares.  Therefore, you are not required to take any action.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
The common shares of Golden Ocean Group Limited, or Golden Ocean, are listed on the Nasdaq Global Select Market, or the Nasdaq, and the OSE, under the symbol "GOGL." On June 17, 2015, the last sale price of the Golden Ocean common shares as reported on the Nasdaq and the OSE was $3.79 per share and NOK 28.95 per share, respectively.
Holding common shares of Golden Ocean involves a high degree of risk. See the risk factors beginning on page S-6 of this prospectus supplement and in the accompanying prospectus and in our Annual Report for the year ended December 31, 2014 on Form 20-F, filed with the Securities and Exchange Commission, or the Commission, on April 29, 2015.
Neither the Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 18, 2015.

PROSPECTUS
PROSPECTUS SUMMARY	1
THE OFFERING	5
RISK FACTORS	6
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	7
USE OF PROCEEDS	8
CAPITALIZATION	9
PRICE RANGE OF COMMON STOCK	10
ENFORCEABILITY OF CIVIL LIABILITIES	11
PLAN OF DISTRIBUTION	12
SELLING SHAREHOLDERS	14
DESCRIPTION OF CAPITAL STOCK	15
EXPENSES	17
LEGAL MATTERS	17
EXPERTS	17
WHERE YOU CAN FIND ADDITIONAL INFORMATION	17

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.  This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know.  You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, "Where You Can Find Additional Information."
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference that are prepared in accordance with accounting principles generally accepted in the United States.  We have a fiscal year end of December 31.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it.  The information contained in or incorporated by reference in this prospectus supplement is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.  Golden Ocean Group Limited and its subsidiaries, or the Company, desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This report and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "will," "may," "should," "expect" and similar expressions identify forward-looking statements.
The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement are based upon various assumptions, including, without limitation, management's examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:
•	our future operating or financial results;

S-ii

•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;
•	the strength of world economies;
•	stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	general dry bulk shipping market conditions, including fluctuations in charter hire rates and vessel values;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;
•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;
•	our ability to successfully employ our existing and newbuilding dry bulk vessels;
•	our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);
•	risks associated with vessel construction;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving members of our board of directors, or the Golden Ocean Board, and senior management;
•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;
•	vessel breakdowns and instances of off-hire;
•	statements about dry bulk shipping market trends, charter rates and factors affecting supply and demand; and
•	other important factors described under the heading "Risk Factors" in this prospectus supplement, in the accompanying prospectus and in our annual report for the year ended December 31, 2014 on Form 20-F, as well as those described from time to time in the reports filed by us with the Commission.

S-iii

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.
We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.
Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda.  In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident of Bermuda, for as long as any equities securities of such company remain so listed. The Nasdaq is deemed to be an appointed stock exchange under Bermuda law.  In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.  This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013.  Such provisions provide that a prospectus in respect of the offer of shares in a Bermuda company whose equities securities are listed on an appointed stock exchange under Bermuda law (such as the Nasdaq or the OSE) does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This section summarizes some of the information that is contained later in this prospectus supplement or in other documents incorporated by reference into this prospectus supplement.  As a recipient of the dividend, you should review carefully the risk factors and the more detailed information that appears later in this prospectus supplement or is contained in the documents that we incorporate by reference into this prospectus supplement.
Unless otherwise indicated, references in this prospectus supplement to the terms "we," "us," "our," the "Company" or "Golden Ocean" or other similar terms mean Golden Ocean Group Ltd. and its consolidated subsidiaries.  References in this prospectus supplement to "Knightsbridge" mean Knightsbridge Shipping Limited as it existed prior to our merger on March 31, 2015, and reference to "Frontline 2012" refer to "Frontline 2012 Ltd."  We use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.
Golden Ocean
Golden Ocean is an international shipping company specializing in the transportation of dry bulk cargoes.
On September 18, 1996, we were incorporated in Bermuda under the name Knightsbridge Tankers Limited, or Knightsbridge, as an exempted company pursuant to the Bermuda Companies Act 1981. In October 2014, we changed our name to Knightsbridge Shipping Limited, and following the completion of the merger on March 31, 2015, we changed our name to Golden Ocean Group Limited. Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at this location is +1 (441) 295-6935.
Our common shares commenced trading on the Nasdaq in February 1997 and currently trade under the symbol "GOGL". We obtained a secondary listing on the Oslo Stock Exchange in April 2015.  Our website is www.goldenocean.bm. The information on our website shall not be deemed a part of this prospectus.
On a fully delivered basis, we expect to have a fleet of 70 vessels by the end of 2016, including four vessels chartered-in or owned in a joint venture and eight vessels chartered-in from Ship Finance International Limited, with an aggregate capacity of 9.5 million dwt, consisting primarily of Capesize vessels, as well as Kamsarmaxes, Panamaxes and Supramaxes. As of June 18, 2015, our fleet consisted of 46 operating vessels, including eighteen vessels equipped with fuel efficient specifications, and had an aggregate carrying capacity of approximately 5.4 million dwt. We also had contracts for the construction of 20 vessels (excluding four contracts which we have agreed to sell), currently under construction at shipyards, with fuel efficient specifications. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our executive management team is led by Herman Billung, who serves as our principal executive officer.
The following table sets forth summary information concerning the vessels we own and operate and our expected newbuilding vessels, as of the date of this prospectus supplement:

Vessel Type	Vessel Name	Year Built	DWT	Flag	Spot/TC	Comment
Capesize	Battersea(1)	2009	170,500	Marshall Island	Index TC	Operating
Capesize	Belgravia(1)	2009	170,500	Marshall Island	Spot	Operating
Capesize	Golden Feng	2009	169,232	Marshall Island	Index TC	Operating
Capesize	Golden Magnum(1)	2009	179,788	Hong Kong	Spot	Operating

s-1

Vessel Type	Vessel Name	Year Built	DWT	Flag	Spot/TC	Comment
Capesize	Golden Shui	2009	170,500	Marshall Island	Index TC	Operating
Capesize	Golden Beijing(1)	2010	176,000	Hong Kong	Index TC	Operating
Capesize	Golden Future(1)	2010	176,000	Hong Kong	Index TC	Operating
Capesize	Golden Zhejiang(1)	2010	176,000	Hong Kong	Index TC	Operating
Capesize	Golden Zhoushan(1)	2011	175,834	Hong Kong	Index TC	Operating
Capesize	KSL China(1)	2013	176,000	Marshall Island	Spot	Operating
Capesize	KSL Salvador	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL San Francisco	2014	180,000	Hong Kong	Index TC	Operating
Capesize	KSL Santiago	2014	180,000	Hong Kong	Index TC	Operating
Capesize	KSL Santos	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Sapporo	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Seattle	2014	180,000	Hong Kong	Index TC	Operating
Capesize	KSL Singapore	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Sydney	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Sakura	2015	180,000	Hong Kong	Spot	Operating
Capesize	Golden Kathrine	2015	180,000	Hong Kong	Spot	Operating
Capesize	KSL Seoul	2015	180,000	Hong Kong	Index TC	Operating
Capesize	KSL Seville	2015	180,000	Hong Kong	Spot	Operating
Capesize	KSL Stockholm	2015	180,000	Hong Kong	Index TC	Operating
Capesize	KSL Aso	2015	180,000			Newbuilding
Capesize	KSL Atlantic(2)	2015	180,000			Newbuilding
Capesize	KSL Baltic(2)	2015	180,000			Newbuilding
Capesize	KSL Barnet	2016	180,000			Newbuilding
Capesize	KSL Bexley	2016	180,000			Newbuilding
Capesize	KSL Caribbean(2)	2016	180,000			Newbuilding
Capesize	KSL Cirrus	2016	180,000			Newbuilding
Capesize	KSL Cumulus	2016	180,000			Newbuilding
Capesize	KSL Finsbury	2015	180,000			Newbuilding
Capesize	KSL Fulham	2015	180,000			Newbuilding
Newcastlemax	KSL Scape	2016	210,000			Newbuilding
Capesize	KSL Shanghai	2015	180,000			Newbuilding
Newcastlemax	KSL Swift	2016	210,000			Newbuilding
Capesize	KSL Arcus	2016	180,000			Newbuilding
Capesize	KSL Calvus	2017	180,000			Newbuilding
Capesize	KSL Fractus	2017	180,000			Newbuilding
Capesize	KSL Incus	2017	180,000			Newbuilding
Capesize	KSL Mediterranean(2)	2016	180,000			Newbuilding
Capesize	KSL Nimbus	2016	180,000			Newbuilding
Capesize	KSL Radiatus	2017	180,000			Newbuilding
Capesize	KSL Savannah	2016	180,000			Newbuilding
Ice class Panamax	Golden Ice	2008	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Opportunity	2008	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Saguenay	2008	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Strength	2009	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Suek	2011	74,500	Hong Kong	TC (expires in November 2016)	Operating
Ice class Panamax	Golden Bull	2012	74,500	Hong Kong	TC (expires in August 2017)	Operating
Ice class Panamax	Golden Brilliant	2013	74,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Diamond	2013	74,187	Hong Kong	Spot	Operating
Ice class Panamax	Golden Pearl	2013	74,187	Hong Kong	Spot	Operating

s-2

Vessel Type	Vessel Name	Year Built	DWT	Flag	Spot/TC	Comment
Ice class Panamax	Golden Ruby	2014	74,500	Hong Kong	Spot	Operating
Kamsarmax	Golden Eminence	2010	79,447	Hong Kong	Index TC	Operating
Kamsarmax	Golden Empress	2010	79,463	Hong Kong	TC (expires in December 2021)	Operating
Kamsarmax	Golden Endeavour	2010	79,600	Hong Kong	TC (expires in October 2020)	Operating
Kamsarmax	Golden Endurer	2011	79,600	Hong Kong	TC (expires in November 2020)	Operating
Kamsarmax	Golden Enterprise	2011	79,471	Hong Kong	Spot	Operating
Kamsarmax	Golden Daisy	2012	81,507	Marshall Island	Spot	Operating
Kamsarmax	Golden Ginger	2012	81,487	Marshall Island	Spot	Operating
Kamsarmax	Golden Rose	2012	81,585	Marshall Island	Spot	Operating
Supramax	Golden Aries	2015	63,800	Hong Kong	Spot	Operating
Supramax	Golden Cecilie	2015	60,000	Hong Kong	Spot	Operating
Supramax	Golden Cathrine	2015	60,000	Hong Kong	Spot	Operating
Supramax	Golden Gemini	2015	63,800	Hong Kong	Spot	Operating
Supramax	Golden Taurus	2015	63,800	Hong Kong	Spot	Operating
Supramax	Golden Leo	2016	63,800			Newbuilding
Supramax	Golden Libra	2016	63,800			Newbuilding
Supramax	Golden Virgo	2016	63,800			Newbuilding
Kamsarmax	Golden Eclipse(3)	2010	79,600	Hong Kong	TC (expires in February 2020)
Panamax	Golden Lyderhorn(4)	1999	74,242	Hong Kong	Spot
Supramax	Golden Hawk	2015	58,000	Panama	Spot
Capesize	Golden Opus(5)	2010	180,716	Hong Kong	Spot

1.	In April 2015, the Company agreed to a sale and lease back transaction for these vessels with Ship Finance.
2.	In April 2015, the Company agreed to sell these newbuilding vessels following the completion of their construction and delivery to the Company.
3.	This vessel is chartered in on a bareboat charter expiring in February 2020 and is recorded as a vessel under capital lease. The time charter-out expires in February 2020.
4.	This vessel is chartered in on a bareboat charter expiring in September 2016 and is recorded as a vessel under capital lease.
5.	This vessel is owned through a joint venture with ST Shipping and Transportation Pte Ltd.

s-3

Our Business Strategy
Our business strategy is to operate a diversified fleet of dry bulk carriers with flexibility to adjust our exposure to the dry bulk market depending on existing factors such as charter rates, newbuilding costs, vessel resale and scrap values and vessel operating expenses resulting from, among other things, changes in the supply of and demand for dry bulk capacity. We may adjust our exposure through time charters, bareboat charters, sale and leasebacks, sales and purchases of vessels, newbuilding contracts and acquisitions. Our intention is to renew and grow our fleet through selective acquisitions.
Our goal is to generate competitive returns for our shareholders. Our cash distribution policy is to declare quarterly cash distributions to shareholders, substantially equal to or at times greater than net operational cash flow in the reporting quarter less reserves that our Board of Directors may from time to time determine are necessary, such as reserves for drydocking and other possible cash needs. We intend to finance our future vessel acquisitions not from our cash flow from operations, but from external sources, such as equity offerings and additional indebtedness.
There is no guarantee that our shareholders will receive quarterly cash distributions from us. Our cash distribution policy may be changed at any time at the sole discretion of the Board, who will take into account, among other things, our newbuilding commitments, financial condition and future prospects, the terms of our credit facilities, and the requirements of Bermuda law in determining the timing and amount of cash distributions, if any, that we may pay. For example, Knightsbridge's board of directors, or the Knightsbridge Board, decided not to declare a dividend for the fourth quarter of 2014 due to the market environment.
Management Structure
Overall responsibility for the oversight of the management of our company and subsidiaries rests with our Board. We operate management services through a subsidiary incorporated in Bermuda, Golden Ocean Group Management (Bermuda) Ltd., who in turn will subcontract services to Golden Ocean Management AS and Golden Ocean Management Asia Pte Ltd., subsidiaries incorporated in Norway and Singapore, respectively. Our principal executive officer and principal financial officer are employed by Golden Ocean Management AS. The Board plans to define the scope and terms of the services to be provided, including day-to-day operations, by the aforementioned subsidiaries, and will require that it be consulted on all matters of material importance and/or of an unusual nature and, for such matters, will provide specific authorization to personnel to act on our behalf.
We currently receive some general administrative services from ICB Shipping (Bermuda) Limited, or the General Manager, which is a wholly-owned subsidiary of Frontline. The technical management of our vessels is provided by ship mangers subcontracted by the General Manager. As a result of the merger, we are currently reviewing the services performed by the General Manager.
Capesize Chartering Ltd.
In February 2015, the Former Golden Ocean, Bocimar International NV, CTM, Golden Union Shipping Co S.A., and Star Bulk Carriers Corp. announced the formation of a new joint venture company, Capesize Chartering Ltd. The new company will combine and coordinate the chartering services of all the parties. Capesize Chartering Ltd commenced operations in the second half of February 2015 from the existing offices of each of the five parties involved. Following the completion of the merger, our Capesize spot trading vessels is being marketed by the joint venture.
Recent Developments
In April 2015, the Company agreed to the sale of two vessels to an unrelated third party, Channel Alliance and Channel Navigator, which were acquired as a result of the merger. Channel Navigator was delivered to the new owner in May 2015 and Channel Alliance was delivered to the new owner in June 2015. Net cash proceeds were $16.8 million from which the Company used $15.6 million to repay debt.

The vessel Golden Sakura has been chartered in on a time charter agreement (operating lease) with earliest re-delivery in June 2015. In June 2015, this vessel was re-delivered to the owner.
s-4

THE DIVIDEND
Issuer	Golden Ocean Group Limited

Common shares presently outstanding	172,675,637 common shares

Dividend
Frontline 2012 will make the distribution in the form of a dividend in kind of up to 77,500,000 common shares of Golden Ocean, par value $0.01 per share, to all of its shareholders as of June 15, 2015, the Record Date.  Each shareholder of Frontline 2012 as of the Record Date holding 3.2142 or more shares, shall receive one (1) of our common shares for every 3.2142 shares of Frontline 2012 held by such shareholder, rounded down to the nearest whole share.  Each Frontline 2012 shareholder holding less than 3.2142 shares of Frontline 2012 shall receive a cash dividend, or the Cash Dividend.  Frontline 2012 will not distribute fractional shares.  Payment in lieu of fractional shares and the Cash Dividend will be made in cash based on the closing price of our shares as reported on the Oslo Stock Exchange, or the OSE, on June 15, 2015.

The Golden Ocean shares will be distributed to the Frontline 2012 shareholders through the Norwegian Central Securities Depository (Nw. Verdipapirsentralen), or the VPS.  If you are a shareolder of Frontline 2012 as of the Record Date, there is nothing you need to do in order to receive the dividend in kind.  For more information, we refer you to the section entitled "Plan of Distribution."

Use of proceeds	No shares are being sold pursuant to this prospectus supplement and no proceeds will be generated. For more information, we refer you to the section entitled "Use of Proceeds."

Risk Factors
You should carefully consider all of the information that is contained in or incorporated by reference into this prospectus supplement and, in particular, you should evaluate the risks set forth under "Risk Factors" on page S-6 of this prospectus supplement.

Listing	Golden Ocean's common shares are listed for trading on the Nasdaq and the OSE under the symbol "GOGL."

s-5

RISK FACTORS
Holding Golden Ocean common shares involves a high degree of risk, including the risks described in the accompanying prospectus and the documents incorporated by reference herein. Golden Ocean's business, financial condition, and results of operations could be materially and adversely affected by any of these risks. The trading price of Golden Ocean's common shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Golden Ocean's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the accompanying prospectus and the documents incorporated by reference herein.
You should carefully consider the risks and the discussion of risks under the heading "Risk Factors" in the accompanying prospectus and in Golden Ocean's Annual Report for the year ended December 31, 2014 on Form 20-F, filed with the Commission on April 29, 2015 and incorporated by reference herein, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the sections entitled "Where You Can Find Additional Information" in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.
Future sales of our common shares could cause the market price of its common shares to decline.

The market price of our common shares could decline as a result of sales by existing shareholders of large numbers of our common shares, or as a result of the perception that such sales may occur.  Sales of our common shares by these shareholders also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.  The dividend by Frontline 2012 described in this prospectus supplement will result in the distribution of up to 77,500,000 freely tradable shares unless purchased by persons deemed "affiliates" of Golden Ocean, as the term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securites Act, subject to the registration of the Shares under the Securities Act, compliance with the requirements of Rule 144 or the availability of an exemption from the registration requirements of the Securities Act.

U.S. tax authorities could treat Golden Ocean as a "passive foreign investment company", which could have adverse U.S. federal income tax consequences to U.S. shareholders of Golden Ocean.

A foreign corporation will be treated as a "passive foreign investment company", or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income". For purposes of these tests, "passive income" includes cash distributions, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income". U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on its current and proposed method of operation, Golden Ocean does not believe that it is or that it (or, its predecessor entity, Knightsbridge Shipping Limited) has been since the beginning of its 2004 taxable year, or that it will be, a PFIC with respect to any taxable year. In this regard, Golden Ocean intends to treat the gross income it derives or is deemed to derive from its time chartering and voyage chartering activities as services income, rather than rental income. Accordingly, Golden Ocean believes that its income from these activities does not constitute "passive income", and the assets that it owns and operate in connection with the production of that income do not constitute assets that produce, or are held for the production of, "passive income".

s-6

Although there is no direct legal authority under the PFIC rules addressing Golden Ocean's method of operation, there is substantial legal authority supporting its position consisting of case law and U.S. Internal Revenue Service, or the IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority that characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept Golden Ocean's position, and there is a risk that the IRS or a court of law could determine that Golden Ocean is a PFIC. Moreover, no assurance can be given that Golden Ocean would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of its operations.

If the IRS were to find that Golden Ocean is or has been a PFIC for any taxable year, its U.S. shareholders will face adverse U.S. federal income tax consequences. Under the PFIC rules, unless those shareholders make an election available under U.S. Internal Revenue Code of 1986, as amended, or the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Taxation-United States Federal Income Tax Considerations"), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of Golden Ocean common shares, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of Golden Ocean common shares. Please see the section entitled "Tax Considerations-U.S. Federal Income Tax Considerations-Passive Foreign Investment Company Status and Significant Tax Consequences" below for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if Golden Ocean were to be treated as a PFIC.

Golden Ocean may have to pay tax on U.S. source income, which would reduce its earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as Golden Ocean and its subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

Golden Ocean expects that it and each of its subsidiaries will qualify for this statutory tax exemption and it will take this position for U.S. federal income tax reporting purposes. However, there are factual circumstances beyond its control that could cause Golden Ocean to lose the benefit of this tax exemption for future taxable years and thereby become subject to U.S. federal income tax on its U.S. source shipping income. For example, Golden Ocean would no longer qualify for exemption under Section 883 of the Code for a particular taxable year if certain non-qualified shareholders with a 5% or greater interest in its common shares owned, in the aggregate, 50% or more of its outstanding common shares for more than half the days during the taxable year. Due to the factual nature of the issues involved, there can be no assurances on Golden Ocean's tax-exempt status or that of any of its subsidiaries.

If Golden Ocean or its subsidiaries are not entitled to exemption under Section 883 of the Code for any taxable year, it, or its subsidiaries, could be subject during those years to an effective 2% U.S. federal income tax on gross shipping income derived during such a year that is attributable to the transport of cargoes to or from the United States. The imposition of this tax would have a negative effect on Golden Ocean's business and would result in decreased earnings available for distribution to its shareholders. However, the amount of Golden Ocean's shipping income that would be subject to this tax has historically not been material.

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USE OF PROCEEDS
No shares are being sold pursuant to this prospectus supplement and no proceeds will be generated.
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CAPITALIZATION
Please carefully review the section entitled "Capitalization" found in the accompanying prospectus.

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CASH DISTRIBUTION POLICY
Our cash distribution policy is to declare quarterly cash distributions to shareholders, substantially equal to net cash flow in the reporting quarter less reserves that the Golden Ocean Board may from time to time determine are necessary, such as reserves for drydocking and other possible cash needs. We intend to finance our future vessel acquisitions not from our cash flow from operations, but from external sources, such as by undertaking equity offerings, incurring additional indebtedness in line with its current low-leverage capital structure and utilizing the proceeds from the sale of our vessels.
There is no guarantee that our shareholders will receive quarterly cash distributions. Our cash distribution policy may be changed at any time at the sole discretion of the Golden Ocean Board, who will take into account, among other things, our newbuilding commitments, financial condition and future prospects, the terms of our credit facilities, and the requirements of Bermuda law in determining the timing and amount of cash distributions, if any, that we may pay.
In 2014, 2013 and 2012, Knightsbridge paid the following cash distributions to shareholders.
Record Date	Payment Date	Amount per share
2014
February 19, 2014	March 6, 2014	$0.175
May 22, 2014	June 5, 2014	$0.20
August 28, 2014	September 10, 2014	$0.20
December 3, 2014	December 10, 2014	$0.05

2013
February 20, 2013	March 6, 2013	$0.175
May 22, 2013	June 5, 2013	$0.175
August 28, 2013	September 10, 2013	$0.175
November 29, 2013	December 10, 2013	$0.175

2012
February 23, 2012	March 8, 2012	$0.50
May 23, 2012	June 6, 2012	$0.35
August 30, 2012	September 12, 2012	$0.175
November 28, 2012	December 12, 2012	$0.175

The Knightsbridge Board and the Golden Ocean Board decided not to declare a dividend for the fourth quarter of 2014 and the first quarter of 2015, respectively.

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PRICE RANGE OF SHARES
Please carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated in the accompanying prospectus and in our annual report for the year ended December 31, 2014 on Form 20-F under the heading Item 9. "The Offer and Listing," which is incorporated by reference herein.

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PLAN OF DISTRIBUTION
Frontline 2012 will make the distribution in the form of a dividend in kind of up to 77,500,000 common shares of Golden Ocean, par value $0.01 per share, to all of its shareholders as of June 15, 2015, the Record Date.  Based on information provided to us by Frontline 2012, immediately prior to this distribution in kind covered by this prospectus supplement, Frontline 2012 owned 77,500,000 shares, or approximately 44.9% of Golden Ocean's common shares, based upon 172,675,637 common shares issued and outstanding as of the date of this prospectus supplement.  Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and includes any securities that grant Frontline 2012 the right to acquire Common Stock within 60 days of April 28, 2015.
The board of directors of Frontline 2012 has determined that it would be in the best interest of its shareholders to distribute up to 77,500,000 of its Golden Ocean shares, and on June 9, 2015 approved, in compliance with the requirements of its bye-laws and the provisions of the Companies Act 1981 of Bermuda, a distribution in kind of Golden Ocean shares to its shareholders by way of a dividend.  Each shareholder of Frontline 2012 as of the Record Date holding 3.2142 or more shares, shall receive one (1) of our common shares for every 3.2142 shares of Frontline 2012 held by such shareholder, rounded down to the nearest whole share.  Each Frontline 2012 shareholder holding less than 3.2142 shares of Frontline 2012 shall receive a cash dividend, or the Cash Dividend.  Frontline 2012 will not distribute fractional shares.  Payment in lieu of fractional shares and the Cash Dividend will be made in cash based on the closing price of our shares as reported on the Oslo Stock Exchange, or the OSE, on June 15, 2015.
The Golden Ocean shares will be distributed to the Frontline 2012 shareholders through the Norwegian Central Securities Depository (Nw. Verdipapirsentralen), or the VPS.  If you are a shareolder of Frontline 2012 as of the Record Date, there is nothing you need to do in order to receive the dividend in kind.

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TAX CONSIDERATIONS

The following is a discussion of the material Bermuda and U.S. federal income tax considerations relevant to the ownership of Golden Ocean common shares. This discussion does not purport to deal with the tax consequences relevant to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in partnerships or other pass-through entities for U.S. federal income tax purposes, dealers in securities or currencies, U.S. Holders, as defined below, whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of common shares, may be subject to special rules. This discussion deals only with holders who acquire common shares in connection with this distribution in kind and hold the common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or non-U.S. law of the ownership of Golden Ocean common shares.

Bermuda Tax Considerations
Under current Bermuda law, there are no taxes on profits, income or dividends nor is there any capital gains tax.  Furthermore, Frontline 2012 and Golden Ocean have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966, as amended, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to such companies or to any of their respective operations, or the common shares, debentures or other obligations of either company, until March 31, 2035.  This undertaking does not, however, prevent the imposition of any such tax or duty on such persons as are ordinarily resident in Bermuda and holding such shares, debentures or obligations of either company or of property taxes on real property or leasehold interests in Bermuda owned by either company.

U.S. Federal Income Tax Considerations

In the opinion of Seward & Kissel, LLP, Golden Ocean's U.S. counsel, the following are the material U.S. federal income tax consequences of the ownership of common shares to U.S. Holders and Non-U.S. Holders, each as defined below. The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, or the Treasury Regulations, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of Golden Ocean's business as described in this prospectus and assumes that Golden Ocean conducts its business as described herein.
As used herein, the term "U.S. Holder" means a holder that for U.S. federal income tax purposes is a beneficial owner of Frontline 2012 or Golden Ocean common shares and is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
As used herein, the term "Non-U.S. Holder" means a holder that, for U.S. federal income tax purposes, is a beneficial owner of Frontline 2012 or Golden Ocean common shares (other than a partnership) that is not a U.S. Holder.
If a partnership holds Frontline 2012 or Golden Ocean common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding Frontline 2012 or Golden Ocean common shares, you are encouraged to consult your tax advisor.

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Taxation of the Distribution in Kind of Golden Ocean Common Shares
Taxation of the Distribution in Kind to U.S. Holders

U.S. Holders of Frontline 2012 common shares will generally include as taxable dividends the amount equal to the fair market value of any Golden Ocean common shares (measured as of the date of such distribution) and any cash in lieu of fractional shares received by such U.S. Holder, to the extent of Frontline 2012's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts of distribution in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its Frontline 2012 common shares, and thereafter as capital gain.
Non-corporate U.S. Holders will not be able to treat taxable dividends described above as "qualified dividend income" that is taxable at preferential rates, and accordingly such taxable dividends will be taxable to such U.S. Holder at ordinary rates.
Any Golden Ocean common shares received as a distribution to a U.S. Holder shall have a tax basis in the hands of such U.S. Holder equal to the fair market value of such Golden Ocean common shares at the time of the distribution, and the holding period thereof shall commence from the date immediately following the date of such distribution for purposes of determining if any gain from a future sale or disposition of such Golden Ocean common shares is long-term or short-term capital gain.

Taxation of the Distribution in Kind to Non-U.S. Holders

Non-U.S. Holders of Frontline 2012 common shares will generally will not be subject to U.S. federal income or withholding tax on the distribution of Golden Ocean common shares or cash in lieu of fractional shares paid to such Non-U.S. Holder.

U.S. Federal Income Taxation of the Company

Golden Ocean anticipates that it will derive substantially all of its gross income from the use and operation of vessels in international commerce and that this income will principally consist of freight from the transportation of cargoes, charter hire from time or voyage charters and the performance of services directly related thereto, which is referred to herein as "shipping income".
Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. Golden Ocean is not permitted by law to engage in transportation that gives rise to 100% U.S. source income.
Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to United States federal income tax.
Based upon Golden Ocean's current and anticipated shipping operations, its vessels will operate in various parts of the world, including to or from U.S. ports. Unless exempt from United States federal income taxation under Section 883 of the Code, or Section 883, Golden Ocean will be subject to U.S. federal income taxation, in the manner discussed below, to the extent its shipping income is considered derived from sources within the United States.
Application of Section 883

Under the relevant provisions of Section 883, a foreign corporation will be exempt from U.S. federal income taxation on its U.S. source shipping income if:

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i.
It is organized in a "qualified foreign country", which is one that grants an equivalent exemption from taxation to corporations organized in the United States in respect of the shipping income for which exemption is being claimed under Section 883, and which is referred to herein as the "country of organization requirement"; and

ii.	It can satisfy any one of the following two ownership requirements for more than half the days during the taxable year:

•
its stock is "primarily and regularly" traded on an established securities market located in the United States or a qualified foreign country, which is referred to herein as the "Publicly-Traded Test"; or

•
more than 50% of its stock, in terms of value, is beneficially owned by any combination of one or more individuals who are residents of a qualified foreign country or foreign corporations that satisfy the country of organization requirement and the Publicly-Traded Test.

The U.S. Treasury Department has recognized Bermuda, Golden Ocean's country of incorporation, as a qualified foreign country. In addition, the U.S. Treasury Department has recognized Liberia, the country of incorporation of certain of Golden Ocean's vessel-owning subsidiaries, as a qualified foreign country. Accordingly, Golden Ocean and its vessel owning subsidiaries satisfy the country of organization requirement.
Therefore, Golden Ocean's eligibility for exemption under Section 883 is wholly dependent upon being able to satisfy one of the stock ownership requirements.
Golden Ocean expects that it and each of its subsidiaries will satisfy one of the stock ownership requirements and therefore it will be exempt from U.S. federal income taxation on its shipping income, and it will take this position for U.S. federal income tax reporting purposes. However, there are factual circumstances beyond its control that could cause Golden Ocean to lose the benefit of this tax exemption for future taxable years and thereby become subject to U.S. federal income tax on its U.S. source shipping income. For example, Golden Ocean would no longer qualify for exemption under Section 883 of the Code for a particular taxable year if certain non-qualified shareholders with a 5% or greater interest in its common shares owned, in the aggregate, 50% or more of its outstanding common shares for more than half the days during the taxable year. Due to the factual nature of the issues involved, there can be no assurances on Golden Ocean's tax-exempt status or that of any of its subsidiaries.

Taxation in Absence of Section 883 Exemption

To the extent the benefits of Section 883 are unavailable with respect to any item of U.S. source income, Golden Ocean's U.S. source shipping income, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which is referred to herein as the "4% gross basis tax regime". Since under the sourcing rules described above, no more than 50% of Golden Ocean's shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on its shipping income would never exceed 2% under the 4% gross basis tax regime. Historically, the amount of this tax would not have been material.

Gain on Sale of Vessels

Regardless of whether Golden Ocean qualifies for exemption under Section 883, it will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by Golden Ocean will be considered to occur outside of the United States.

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U.S. Federal Income Taxation of U.S. Holders of Golden Ocean Common Shares
Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by Golden Ocean with respect to its common shares to a U.S. Holder will generally constitute dividends to the extent of Golden Ocean's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its common shares and thereafter as capital gain. Because Golden Ocean is not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from Golden Ocean. Dividends paid with respect to its common shares will generally be treated as foreign source dividend income and will generally constitute "passive category income" for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.
Until the common shares are publicly traded on the Nasdaq, any dividends paid by Golden Ocean will be treated as ordinary income to a U.S. Holder, and may continue to be so treated thereafter. Dividends paid on Golden Ocean common shares to certain non-corporate U.S. Holders will generally be treated as "qualified dividend income" that is taxable to such U.S. Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the Nasdaq); (2) Golden Ocean is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (as discussed in detail below); (3) the non-corporate U.S. Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.
There is no assurance that any dividends paid on Golden Ocean common shares will be eligible for these preferential rates in the hands of such non-corporate U.S. Holders. Any dividends paid by Golden Ocean which are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder.
Special rules may apply to any "extraordinary dividend" (generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted tax basis in a common share) paid by Golden Ocean. If Golden Ocean pays an "extraordinary dividend" on its common shares that is treated as "qualified dividend income" to a non-corporate U.S. Holder, then any loss derived by such non-corporate U.S. Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Shares

Assuming Golden Ocean does not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of its common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate U.S. Holders are currently eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds shares in a foreign corporation classified as a "passive foreign investment company," or a PFIC, for U.S. federal income tax purposes. In general, Golden Ocean will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder holds its common shares, either

(1)
at least 75% of Golden Ocean's gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

(2)	at least 50% of the average value of Golden Ocean's assets during such taxable year produce, or are held for the production of, passive income.

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For purposes of determining whether Golden Ocean is a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, Golden Ocean will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by Golden Ocean in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless Golden Ocean were treated under specific rules as deriving its rental income in the active conduct of a trade or business.
Based on its current operations and future projections, Golden Ocean does not believe that it (or, its predecessor entity, Knightsbridge Shipping Limited) is or that it has been since the beginning of its 2004 taxable year and does not expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, Golden Ocean's belief is based principally on the position that, for purposes of determining whether it is a PFIC, the gross income it derives or is deemed to derive from the time chartering and voyage chartering activities should constitute services income, rather than rental income. Correspondingly, Golden Ocean believes that such income does not constitute passive income, and the assets that it or its wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute assets that produce, or are held for the production of, passive income for purposes of determining whether Golden Ocean is a PFIC.
Although there is no direct legal authority under the PFIC rules, Golden Ocean believes there is substantial legal authority supporting its position consisting of case law and United States Internal Revenue Service, or the IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, in the absence of any legal authority specifically relating to the Code provisions governing PFICs, the IRS or a court could disagree with Golden Ocean's position. In addition, although Golden Ocean intends to conduct its affairs in such a manner as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of its operations will not change in the future.
As discussed more fully below, if Golden Ocean were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat Golden Ocean as a "Qualified Electing Fund", which is referred to herein as a "QEF election". As an alternative to making a QEF election, a U.S. Holder should be able to elect to mark-to-market Golden Ocean common shares, which election is referred to herein as a "Mark-to-Market election," as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder Golden Ocean refers to as an "Electing Holder," the Electing Holder must report for U.S. federal income tax purposes its pro rata share of Golden Ocean ordinary earnings and net capital gain, if any, for each of its taxable years during which it is a PFIC that ends with or within the taxable year of the Electing Holder, regardless of whether distributions were received from Golden Ocean by the Electing Holder. No portion of any such inclusions of ordinary earnings will be treated as "qualified dividend income." Net capital gain inclusions of certain non-corporate U.S. Holders may be eligible for preferential capital gains tax rates. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect any income included under the QEF election. Distributions of previously taxed income will not be subject to tax upon distribution but will decrease the Electing Holder's tax basis in the common shares. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that Golden Ocean incurs with respect to any taxable year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of Golden Ocean's common shares. A U.S. Holder would make a timely QEF election for Golden Ocean common shares by filing IRS Form 8621 with his U.S. federal income tax return for the first year in which he held such shares when Golden Ocean were a PFIC. If Golden Ocean determines that it is a PFIC for any taxable year, it would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

Alternatively, if Golden Ocean were to be treated as a PFIC for any taxable year and its common shares are treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to its common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. Golden Ocean's common shares are expected to be treated as "marketable stock" for so long as they are traded on the Nasdaq. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount recognized. Any gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

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Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If Golden Ocean were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom Golden Ocean refers to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of Golden Ocean's common shares. Under these special rules:
(1)	the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common shares;

(2)
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which Golden Ocean were a PFIC, would be taxed as ordinary income and would not be "qualified dividend income"; and

(3)
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

 PFIC Annual Filing Requirements

If Golden Ocean were to be treated as a PFIC, a U.S. Holder will generally be required to file an information return on an IRS Form 8621 with respect to its ownership of Golden Ocean common shares.

U.S. Federal Income Taxation of Non-U.S. Holders of Golden Ocean Common Shares
Dividends on Common Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received from Golden Ocean with respect to Golden Ocean common shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of Golden Ocean common shares, unless:

(1)
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States; in general, in the case of a Non-U.S. Holder entitled to the benefits of an applicable U.S. income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

(2)	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

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Income or Gains Effectively Connected with a U.S. Trade or Business

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, dividends on the common shares and gain from the sale, exchange or other disposition of the shares, that is effectively connected with the conduct of that trade or business (and, if required by an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment), will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional U.S. federal branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, and the payment of gross proceeds on a sale or other disposition of Golden Ocean common shares, made within the United States to a non-corporate U.S. Holder will be subject to information reporting. Such payments or distributions may also be subject to backup withholding if the non-corporate U.S. Holder:

(1)	fails to provide an accurate taxpayer identification number;

(2)	is notified by the IRS that it has have failed to report all interest or dividends required to be shown on its U.S. federal income tax returns; or

(3)	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding with respect to dividend payments or other taxable distributions on Golden Ocean common shares by certifying their status on an applicable IRS Form W-8. If a Non-U.S. Holder sells common shares of Golden Ocean to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or it otherwise establish an exemption. If a Non-U.S. Holder sells common shares of Golden Ocean through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells common shares of Golden Ocean through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Rather, a refund may generally be obtained of any amounts withheld under backup withholding rules that exceed the taxpayer's U.S. federal income tax liability by filing a timely refund claim with the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury Regulations, Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the common shares are held in an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, a Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations in respect of Golden Ocean common shares.

s-19

Other Tax Considerations

In addition to the tax consequences discussed above, Golden Ocean may be subject to tax in one or more other jurisdictions where it conducts activities. The amount of any such tax imposed upon its operations may be material.

Norwegian Tax Considerations

The following will describe certain Norwegian tax rules applicable to shareholders in Golden Ocean who are considered residents of Norway for tax purposes, or the Norwegian Shareholders, and for shareholders who are not considered residents of Norway for tax purposes, or the Non-Norwegian Shareholders. The statements herein regarding taxation are based on the laws in force in Norway as of the date of this Prospectus and are subject to any changes in law occurring after such date. Such changes could be made on a retrospective basis. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to the ownership, including sale, of shares in Golden Ocean. Investors are advised to consult their own tax advisors concerning the overall tax consequences of their ownership of shares in Golden Ocean. The statements only apply to shareholders who are beneficial owners of shares in Golden Ocean. Please note that for the purpose of the summary below, references to Norwegian Shareholders and Non-Norwegian Shareholders refers to the tax residency rather than the nationality of the shareholder.

Taxation of Dividends

Dividends distributed by companies resident in Bermuda for tax purposes, including dividends from Golden Ocean, received by Norwegian corporate shareholders (i.e. limited liability companies and similar entities), or the Norwegian Corporate Shareholders, are taxable as ordinary income in Norway for such shareholders at a flat rate of 27%.
Dividends distributed to Norwegian individual shareholders (i.e. other than Norwegian shareholders and Norwegian Corporate Shareholders), or the Norwegian Individual Shareholders, are taxable under the "shareholder model". According to the shareholder model, dividends distributed to individual shareholders are taxable as ordinary income (27% flat rate) to the extent the dividend exceeds a basic tax-free allowance. The tax-free allowance shall be computed for each individual shareholder on the basis of the cost price of each of the shares multiplied by a risk-free interest rate. The risk-free interest rate will be calculated every income year and is allocated to the shareholder owing the share on December 31 of the relevant income year. Should the calculated tax-free allowance in one year exceed the dividend distributed on the share, which we refer to herein as the unused allowance, it may be carried forward and set off against future dividends received on (or gains upon realization, see below) the same share. Any unused allowance will also be added to the basis of computation of the tax-free allowance on the same share the following year.

Taxation of Capital Gains

Sale, redemption or other disposal of shares is considered a realization for Norwegian tax purposes.
Norwegian Corporate Shareholders are taxable in Norway for capital gains upon the realization of shares in Golden Ocean,  and have a corresponding right to deduct losses. This applies irrespective of how long the shares have been owned by the Norwegian Corporate Shareholders and irrespective of how many shares that are realized. The taxable gain or deductible loss is calculated per share, as the difference between the consideration received and the tax value of the share. The tax value of each share is based on the Norwegian Corporate Shareholders cost price of the share. Costs incurred in connection with the acquisition or realization of the shares may be deducted in the year of realization. Any capital gain or loss is included in or deducted from the basis for computation of ordinary income in the year of disposal. Ordinary income is taxable at a rate of 27%.
Norwegian Individual Shareholders are taxable in Norway for capital gains on the realization of shares, and have a corresponding right to deduct losses. This applies irrespective of how long the shares have been owned by the individual shareholder and irrespective of how many shares that are realized. Gains are taxable as ordinary income in the year of realization, and losses can be deducted from ordinary income in the year of realization. The current tax rate for ordinary income is 27%. Under current tax rules, gain or loss is calculated per share, as the difference between the consideration received and the tax value of the share. The tax value of each share is based on the individual shareholder's purchase price for the share. Costs incurred in connection with the acquisition or realization of the shares may be deducted in the year of sale. Unused tax-free allowance connected to a share may be deducted from a capital gain on the same share, but may not lead to or increase a deductible loss. Further, unused tax-free allowance may not be set off against gains from realization of the other shares.
If Norwegian Shareholders realize shares acquired at different times, the shares that were first acquired will be deemed as first sold (the "first in first out"-principle) upon calculating taxable gain or loss.
A shareholder who ceases to be considered a resident of Norway for tax purposes due to domestic law or tax treaty provisions may become subject to Norwegian exit taxation of capital gains related to shares in certain circumstances.

s-20

Controlled Foreign Corporation (CFC) taxation

Norwegian Shareholders in Golden Ocean will be subject to Norwegian taxation according to the Norwegian Controlled Foreign Corporations regulations, or the Norwegian CFC-regulations, if Norwegian Shareholders directly or indirectly own or control, together referred to as Control within this section entitled "Norwegian tax considerations-Controlled Foreign Corporation (CFC) taxation," Golden Ocean.
Norwegian Shareholders will be considered to Control Golden Ocean if:

•	Norwegian Shareholders Control 50% or more of the shares or capital in Golden Ocean at the beginning of and at the end of a tax year; or
•	If Norwegian Shareholders Control Golden Ocean during the previous tax year, Golden Ocean will also be considered Controlled by Norwegian Shareholders in the following tax year unless Norwegian Shareholders Control less than 50% of the shares and capital at both the beginning and the end of the following tax year; or
•	Norwegian Shareholders Control more than 60% of the shares or capital in Golden Ocean at the end of a tax year.

If less than 40% of the shares or capital are Controlled by Norwegian Shareholders at the end of a tax year, Golden Ocean will not be considered Controlled by Norwegian Shareholders for Norwegian tax purposes.
Under the Norwegian CFC-regulations Norwegian Shareholders are subject to Norwegian taxation on their proportionate part of the taxable net income generated by Golden Ocean, calculated according to Norwegian tax regulations, regardless of whether or not any dividends are distributed from Golden Ocean.

Net Wealth Tax

The value of shares is taken into account for net wealth tax purposes in Norway. The marginal tax rate is currently 0.85%.  Norwegian limited liability companies and similar entities are exempted from net wealth tax.
Shares listed on the Oslo Stock Exchange are valued at the quoted value at January 1 of the assessment year.
Norwegian Corporate Shareholders are not subject to net wealth tax.

VAT and Transfer Taxes

No VAT, stamp duty or similar duties are currently imposed in Norway on the transfer or issuance of shares.

Inheritance Tax

A transfer of shares through inheritance or as a gift does not give rise to inheritance or gift tax in Norway.

s-21

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities offered hereby, all of which will be paid by us.
SEC registration fee	$58,832*
Legal Fees and expenses	$75,000
Total	$133,832
* Previously paid.

LEGAL MATTERS
The validity of the securities offered by this prospectus supplement will be passed upon for us by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law.
EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F of Golden Ocean Group Limited for the year ended December 31, 2014 and the audited historical financial statements of Golden Ocean Group Limited (former Golden Ocean) included on pages I-2 through I-42 of Golden Ocean Group Limited's Current Report on Form 6-K dated May 21, 2015, have been so incorporated in reliance on the reports of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission.  This prospectus supplement is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  Further information about our company is available on our website at http://www.frontline.bm.  The information on our website does not constitute a part of this prospectus.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document. Please see the section of the accompanying prospectus entitled "Where You Can Find Additional Information" for a list of the documents that we have filed with, or furnished to, the Commission and that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

s-22

We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act:
•	Our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 29, 2015, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.
•	Our Report on Form 6-K, which was furnished to the Commission on May 21, 2015, which contains (i) Consolidated Financial Statements for the fiscal year ended December 31, 2014, of Former Golden Ocean and (ii) unaudited pro forma condensed combined financial information for Golden Ocean for the fiscal year ended December 31, 2014.
•	Our Report on Form 6-K, which was furnished to the Commission on May 29, 2015, which contains the financial results for the first quarter ended March 31, 2015, which includes certain unaudited condensed consolidated finanical information that is not intended be a complete set of financial statements.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Golden Ocean Group Limited
Attn: Georgina Sousa
Par-la-Ville Place
14 Par-la-Ville Road Hamilton, HM 08, Bermuda
+1 (441) 295-6935

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
s-23

PROSPECTUS (Subject to completion, dated May 21, 2015)

77,500,000 of our Common Shares
Offered by the Selling Shareholder

GOLDEN OCEAN GROUP LIMITED

The Selling Shareholder named in this Prospectus or its respective donees, pledgees, transferees or other successors in interest may sell in one or more offerings pursuant to this registration statement up to 77,500,000 of our common shares that were previously acquired in private transactions.  The Selling Shareholder or its respective donees, pledgees, transferees or other successors in interest may, from time to time, sell, transfer or otherwise dispose of any or all of these common shares, including on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.  See "Plan of Distribution" beginning on page 13.  Information on the Selling Shareholder and the times and manners in which it may offer and sell our common shares are described under the sections entitled "Selling Shareholder" and "Plan of Distribution" in this prospectus.  While we will bear all costs, expenses and fees in connection with the registration of the common shares, we will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.
Our common shares are currently listed on the Nasdaq Global Select Market and on the Oslo Stock Exchange under the symbol "GOGL". On May 20, 2015, the last reported sale price of our common shares was $4.69 per share on Nasdaq and NOK35.60 on the Oslo Stock Exchange.
The securities to be sold under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
An investment in these securities involves risks.  See the section entitled "Risk Factors" beginning on page 7 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is May 21, 2015

TABLE OF CONTENTS
PROSPECTUS SUMMARY	1
THE OFFERING	5
RISK FACTORS	6
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	7
USE OF PROCEEDS	8
CAPITALIZATION	9
PRICE RANGE OF COMMON STOCK	10
ENFORCEABILITY OF CIVIL LIABILITIES	11
PLAN OF DISTRIBUTION	12
SELLING SHAREHOLDER	14
DESCRIPTION OF CAPITAL STOCK	15
EXPENSES	17
LEGAL MATTERS	17
EXPERTS	17
WHERE YOU CAN FIND ADDITIONAL INFORMATION	17

Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. The Selling Shareholder may sell in one or more offerings pursuant to this registration statement up to 77,500,000 of our common shares that were previously acquired in private transactions.  This prospectus provides you with a general description of the securities the Selling Shareholder may offer. Each time the Selling Shareholder offers securities, we may provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering.  The prospectus supplement may also add, update or change the information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.  Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus does not contain all the information provided in the registration statement that we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus.  Neither we nor the Selling Shareholder authorize any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The Selling Shareholder will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Golden Ocean," the "Company," "we," "us," "our," or similar references, mean Golden Ocean Group Limited and, where applicable, its consolidated subsidiaries, and the "Selling Shareholder" refers to the shareholder described in "Selling Shareholder" beginning on page 16 of this prospectus.

PROSPECTUS SUMMARY
This section summarizes some of the information and consolidated financial statements that appear later in this prospectus or in other documents incorporated by reference herein.  As an investor or prospective investor, you should review carefully the risk factors and the more detailed information and financial statements that appear later in this prospectus or in documents incorporated by reference herein.
Unless the context otherwise requires, as used in this prospectus, the terms "Company," "Golden Ocean," "we," "us," and "our" refer to Golden Ocean Group Limited and all of its subsidiaries.  "Golden Ocean Group Limited" refers only to Golden Ocean Group Limited and not its subsidiaries.  References to "Former Golden Ocean" are to Golden Ocean Group Limited prior to its merger with us, and "Knightsbridge Shipping Limited" or "Knightsbridge" are references to our company prior to our merger with Former Golden Ocean.
We use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.
Golden Ocean
We are an international shipping company specializing in the transportation of dry bulk cargoes.
On September 18, 1996, we were incorporated in Bermuda under the name Knightsbridge Tankers Limited as an exempted company pursuant to the Bermuda Companies Act 1981. In October 2014, we changed our name to Knightsbridge Shipping Limited, and following the completion of the merger between Knightsbridge and Former Golden Ocean on March 31, 2015, we changed our name to Golden Ocean Group Limited. Our common shares commenced trading on the Nasdaq in February 1997 and currently trade under the symbol "GOGL". We obtained a secondary listing on the Oslo Stock Exchange in April 2015.
On a fully delivered basis, we expect to have a fleet of 70 vessels by the end of 2016, including four vessels chartered-in or owned in a joint venture and eight vessels chartered-in from Ship Finance International Limited, with an aggregate capacity of 9.5 million dwt, consisting primarily of Capesize vessels, as well as Kamsarmaxes, Panamaxes and Supramaxes. As of May 20, 2015, our fleet consisted of 47 operating vessels, including eighteen vessels equipped with fuel efficient specifications, and had an aggregate carrying capacity of approximately 5.4 million dwt. We also had contracts for the construction of 20 vessels (excluding four contracts which we have agreed to sell), currently under construction at shipyards, with fuel efficient specifications. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our executive management team is led by Herman Billung, who serves as our principal executive officer.
The following table summarizes key information about our fleet of vessels and newbuildings as of May 20, 2015:
Vessel Type	Vessel Name	Year Built	DWT	Flag	Spot/TC	Comment
Capesize	Channel Alliance(1)	1996	171,978	Hong Kong	Spot	Operating
Capesize	Battersea(2)	2009	170,500	Marshall Island	Index TC	Operating
Capesize	Belgravia(2)	2009	170,500	Marshall Island	Spot	Operating
Capesize	Golden Feng	2009	169,232	Marshall Island	Index TC	Operating
Capesize	Golden Magnum(2)	2009	179,788	Hong Kong	Spot	Operating
Capesize	Golden Shui	2009	170,500	Marshall Island	Index TC	Operating
Capesize	Golden Beijing(2)	2010	176,000	Hong Kong	Index TC	Operating
Capesize	Golden Future(2)	2010	176,000	Hong Kong	Index TC	Operating
Capesize	Golden Zhejiang(2)	2010	176,000	Hong Kong	Index TC	Operating
Capesize	Golden Zhoushan(2)	2011	175,834	Hong Kong	Index TC	Operating
Capesize	KSL China(2)	2013	176,000	Marshall Island	Spot	Operating

Vessel Type	Vessel Name	Year Built	DWT	Flag	Spot/TC	Comment
Capesize	KSL Salvador	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL San Francisco	2014	180,000	Hong Kong	Index TC	Operating
Capesize	KSL Santiago	2014	180,000	Hong Kong	Index TC	Operating
Capesize	KSL Santos	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Sapporo	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Seattle	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Singapore	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Sydney	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Sakura	2015	180,000	Hong Kong	Spot	Operating
Capesize	Golden Kathrine	2015	180,000	Hong Kong	Spot	Operating
Capesize	KSL Seoul	2015	180,000	Hong Kong	Index TC	Operating
Capesize	KSL Seville	2015	180,000	Hong Kong	Spot	Operating
Capesize	KSL Stockholm	2015	180,000	Hong Kong	Index TC	Operating
Capesize	KSL Aso	2015	180,000			Newbuilding
Capesize	KSL Atlantic(3)	2015	180,000			Newbuilding
Capesize	KSL Baltic(3)	2015	180,000			Newbuilding
Capesize	KSL Barnet	2016	180,000			Newbuilding
Capesize	KSL Bexley	2016	180,000			Newbuilding
Capesize	KSL Caribbean(3)	2016	180,000			Newbuilding
Capesize	KSL Cirrus	2016	180,000			Newbuilding
Capesize	KSL Cumulus	2016	180,000			Newbuilding
Capesize	KSL Finsbury	2015	180,000			Newbuilding
Capesize	KSL Fulham	2015	180,000			Newbuilding
Newcastlemax	KSL Scape	2016	210,000			Newbuilding
Capesize	KSL Shanghai	2015	180,000			Newbuilding
Newcastlemax	KSL Swift	2016	210,000			Newbuilding
Capesize	KSL Arcus	2016	180,000			Newbuilding
Capesize	KSL Calvus	2017	180,000			Newbuilding
Capesize	KSL Fractus	2017	180,000			Newbuilding
Capesize	KSL Incus	2017	180,000			Newbuilding
Capesize	KSL Mediterranean(3)	2016	180,000			Newbuilding
Capesize	KSL Nimbus	2016	180,000			Newbuilding
Capesize	KSL Radiatus	2017	180,000			Newbuilding
Capesize	KSL Savannah	2016	180,000			Newbuilding
Ice class Panamax	Golden Ice	2008	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Opportunity	2008	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Saguenay	2008	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Strength	2009	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Suek	2011	74,500	Hong Kong	TC (expires in November 2016)	Operating
Ice class Panamax	Golden Bull	2012	74,500	Hong Kong	TC (expires in August 2017)	Operating
Ice class Panamax	Golden Brilliant	2013	74,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Diamond	2013	74,187	Hong Kong	Spot	Operating

Vessel Type	Vessel Name	Year Built	DWT	Flag	Spot/TC	Comment
Ice class Panamax	Golden Pearl	2013	74,187	Hong Kong	Spot	Operating
Ice class Panamax	Golden Ruby	2014	74,500	Hong Kong	Spot	Operating
Kamsarmax	Golden Eminence	2010	79,447	Hong Kong	Index TC	Operating
Kamsarmax	Golden Empress	2010	79,463	Hong Kong	TC (expires in December 2021)	Operating
Kamsarmax	Golden Endeavour	2010	79,600	Hong Kong	TC (expires in October 2020)	Operating
Kamsarmax	Golden Endurer	2011	79,600	Hong Kong	TC (expires in November 2020)	Operating
Kamsarmax	Golden Enterprise	2011	79,471	Hong Kong	Spot	Operating
Kamsarmax	Golden Daisy	2012	81,507	Marshall Island	Spot	Operating
Kamsarmax	Golden Ginger	2012	81,487	Marshall Island	Spot	Operating
Kamsarmax	Golden Rose	2012	81,585	Marshall Island	Spot	Operating
Supramax	Golden Aries	2015	63,800	Hong Kong	Spot	Operating
Supramax	Golden Cecilie	2015	60,000	Hong Kong	Spot	Operating
Supramax	Golden Cathrine	2015	60,000	Hong Kong	Spot	Operating
Supramax	Golden Gemini	2015	63,800	Hong Kong	Spot	Operating
Supramax	Golden Taurus	2015	63,800	Hong Kong	Spot	Operating
Supramax	Golden Leo	2016	63,800			Newbuilding
Supramax	Golden Libra	2016	63,800			Newbuilding
Supramax	Golden Virgo	2016	63,800			Newbuilding
Kamsarmax	Golden Eclipse(4)	2010	79,600	Hong Kong	TC (expires in February 2020)
Panamax	Golden Lyderhorn(5)	1999	74,242	Hong Kong	Spot
Supramax	Golden Hawk	2015	58,000	Panama	Spot
Capesize	Golden Opus(6)	2010	180,716	Hong Kong	Spot
Panamax	Golden Sakura(7)	2007	76,596	Panama	Spot

1.	In April 2015, the Company agreed to sell this vessel with expected delivered to the buyer by the end of June 2015.
2.	In April 2015, the Company agreed to a sale and lease back transaction for this vessel with Ship Finance.
3.	In April 2015, the Company agreed to sell this newbuilding vessel following the completion of construction its delivery to the Company.
4.	This vessel is chartered in on a bareboat charter expiring in February 2020 and is recorded as a vessel under capital lease. The time charter-out expires in February 2020.
5.	This vessel is chartered in on a bareboat charter expiring in September 2016 and is recorded as a vessel under capital lease.
6.	This vessel is owned through a joint venture with ST Shipping and Transportation Pte Ltd.
7.	This vessel is chartered in on a time charter with earliest re-delivery in June 2015, which is recorded as an operating lease.

Our Business Strategy
Our business strategy is to operate a diversified fleet of dry bulk carriers with flexibility to adjust our exposure to the dry bulk market depending on existing factors such as charter rates, newbuilding costs, vessel resale and scrap values and vessel operating expenses resulting from, among other things, changes in the supply of and demand for dry bulk capacity. We may adjust our exposure through time charters, bareboat charters, sale and leasebacks, sales and purchases of vessels, newbuilding contracts and acquisitions. Our intention is to renew and grow our fleet through selective acquisitions.
Our goal is to generate competitive returns for our shareholders. Our cash distribution policy is to declare quarterly cash distributions to shareholders, substantially equal to or at times greater than net operational cash flow in the reporting quarter less reserves that our Board of Directors may from time to time determine are necessary, such as reserves for drydocking and other possible cash needs. We intend to finance our future vessel acquisitions not from our cash flow from operations, but from external sources, such as equity offerings and additional indebtedness.
There is no guarantee that our shareholders will receive quarterly cash distributions from us. Our cash distribution policy may be changed at any time at the sole discretion of the Board, who will take into account, among other things, our newbuilding commitments, financial condition and future prospects, the terms of our credit facilities, and the requirements of Bermuda law in determining the timing and amount of cash distributions, if any, that we may pay. For example, Knightsbridge's board of directors, or the Knightsbridge Board, decided not to declare a dividend for the fourth quarter of 2014 due to the market environment.
Management Structure
Overall responsibility for the oversight of the management of our company and subsidiaries rests with our Board. We operate management services through a subsidiary incorporated in Bermuda, Golden Ocean Group Management (Bermuda) Ltd., who in turn will subcontract services to Golden Ocean Management AS and Golden Ocean Management Asia Pte Ltd., subsidiaries incorporated in Norway and Singapore, respectively. Our principal executive officer and principal financial officer are employed by Golden Ocean Management AS. The Board plans to define the scope and terms of the services to be provided, including day-to-day operations, by the aforementioned subsidiaries, and  will require that it be consulted on all matters of material importance and/or of an unusual nature and, for such matters, will provide specific authorization to personnel to act on our behalf.
We currently receive some general administrative services from ICB Shipping (Bermuda) Limited, or the General Manager, which is a wholly-owned subsidiary of Frontline. The technical management of our vessels is provided by ship mangers subcontracted by the General Manager. As a result of the merger, we are currently reviewing the services performed by the General Manager.
Capesize Chartering Ltd.
In February 2015, the Former Golden Ocean, Bocimar International NV, CTM, Golden Union Shipping Co S.A., and Star Bulk Carriers Corp. announced the formation of a new joint venture company, Capesize Chartering Ltd. The new company will combine and coordinate the chartering services of all the parties. Capesize Chartering Ltd commenced operations in the second half of February 2015 from the existing offices of each of the five parties involved. Following the completion of the merger, our Capesize spot trading vessels is being marketed by the joint venture.
Corporate Information
On September 18, 1996, we were incorporated in Bermuda under the name Knightsbridge Tankers Limited, or Knightsbridge, as an exempted company pursuant to the Bermuda Companies Act 1981. In October 2014, we changed our name to Knightsbridge Shipping Limited, and following the completion of the merger between Knightsbridge and Former Golden Ocean on March 31, 2015, we changed our name to Golden Ocean Group Limited. Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at this location is +1 (441) 295-6935. Our website is www.goldenocean.bm. The information on our website shall not be deemed a part of this prospectus.
Recent Developments
In April 2015, the Company agreed to the sale of the Channel Navigator, to an unrelated third party and this vessel was delivered to the buyer in May. Net cash proceeds of $8.5 million were received from which we have repaid debt of $5.2 million. We also repaid debt of $4.0 million as a consequence of this transaction following a re-allocation of security within the loan facility.
In May 2015, the Company took delivery of the Supramax dry bulk newbuilding, Golden Taurus. The final installment of $18.6 million was paid at this time and $13.75 million was drawn down from the $284.0 million term loan facility.
The Securities the Selling Shareholder May Offer
The Selling Shareholder may sell in one or more offerings pursuant to this registration statement up to 77,500,000 of our common shares that were previously acquired in a private transaction.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.
A prospectus supplement may describe the amounts, prices, and type of transaction in which the Selling Shareholder may offer securities and may describe certain risks in addition to those set forth below associated with an investment in the securities.  Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

THE OFFERING
The following summary of the offering contains basic information about the offering and our common shares and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common shares, please refer to the section of this prospectus entitled "Description of Capital Stock."
Maximum number of Common Shares offered by the Selling Shareholder	77,500,000 common shares

Shares Outstanding as of May 20, 2015	172,675,637 common shares

Use of Proceeds	All common shares sold pursuant to this prospectus will be sold by the Selling Shareholder. We will not receive any of the proceeds from such sales.

Nasdaq Global Select Market Trading Symbol	GOGL

Risk Factors
An investment in our common shares involves certain risks. You should carefully consider the risks described under "Risk Factors" beginning on page 7 of this prospectus, as well as other information included in or incorporated by reference into this prospectus before making an investment decision.

RISK FACTORS
An investment in our securities involves a high degree of risk.  You should carefully consider the discussion of risks under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2014 and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities.  Please see "Where You Can Find Additional Information – Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations, financial condition, the price of our common stock and our ability to pay dividends.
Although sales of the common shares held by the Selling Shareholder would not result in dilution, investors may experience significant dilution as a result of future offerings or acquisitions.
We may have to attempt to sell shares in the future in order to satisfy our capital needs; however there can be no assurance that we will be able to do so. If we are able to sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant. In addition, we may issue shares in connection with future acquisitions. Our existing shareholders may experience significant dilution if we sell future shares to other than existing shareholders pro rata, or the shares issued in connection with future acquisitions are issued at a per share price, at prices significantly below the price at which such existing shareholders invested.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
Matters discussed in this document may constitute forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation.  This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance.  The words "believe", "anticipate", "intend", "estimate", "forecast", "project", "plan", "potential", "may", "should", "expect" and similar expressions identify forward-looking statements.
The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the drybulk carrier market, changes in the company's operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of drybulk carriers, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the Nasdaq Global Select Market.
WE CAUTION READERS OF THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES.  WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENTS, OR THE DOCUMENTS TO WHICH WE REFER YOU IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH RESPECT TO SUCH STATEMENTS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED.  THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF OUR FUTURE PERFORMANCE, AND ACTUAL RESULTS AND FUTURE DEVELOPMENTS MAY VARY MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS.

USE OF PROCEEDS
All of the common shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2014:
•	on an actual basis; and
•	on an as adjusted basis giving effect to (i) the deliveries of KSL Sakura, KSL Seville, KSL Seoul, Golden Kathrine and KSL Stockholm, which occurred during the period from January 1, 2015 to March 31, 2015 and resulted in the payment of $187.1 million in aggregate in respect of final installments and the drawdown of $148.6 million in debt,(ii) the acquisition of 12 SPCs from Frontline 2012 on March 16, 2015 for which the consideration was satisfied by the issuance of 31 million shares in Golden Ocean. The SPCs own 12 newbuilding contracts and had an aggregate cash balance of $108.6 million at the acquisition date. As of March 2015 and before considering this transaction, Frontline 2012 owned 58% of the shares in Golden Ocean. This transaction is therefore to be accounted for as a common control transaction. The assets purchased from Frontline 2012 is therefore recorded at Frontline 2012 historical carrying value. Frontline 2012 historical carrying value for cash was $108.6 million and the historical carrying value of the newbuildings were $78.1 million at the effective transaction date, (iii) the merger with the Former Golden Ocean on March 31, 2015, which resulted in the issuance of 61.4 million new shares which were recorded at $5.00 per share, the assumption of debt in the amount of $511.3 million based on a preliminary estimate of the fair value of debt (nominal value of the debt is $525.4 million), and an estimated bargain purchase gain of $108.9 million, which could change materially following the finalization of the purchase price allocation, (iv) the sale of the Channel Navigator in May 2015, which resulted in the repayment of debt of $9.2 million, and (v) the delivery of the Golden Taurus in May 2015, which resulted in the drawdown of debt of $13.75 million.
Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalization or special dividends since December 31, 2014. This table should be read in conjunction with the consolidated financial statements and related notes included in our annual report for the year ended December 31, 2014 on Form 20-F filed with the Commission on April 29, 2015.
	As of December 31, 2014
	Actual	As adjusted
	(in thousands of dollars)
Long-term debt, including current portion(*)	363,500	1,027,959
Share capital	801	1,725
Additional paid in capital	772,863	1,265,881
Contributed surplus	111,614	111,614
Retained (deficit) earnings	(1,005)	107,930
Total shareholders' equity	884,273	1,487,150
Total capitalization	1,247,773	2,515,109

(*)	Of this amount, $158.5 million is the fair value of the convertible debt ($200.0 million nominal value), while the remaining debt of $869.5 million is secured debt for which sailing vessels have been pledged as security.

PRICE RANGE OF COMMON STOCK
The trading market for our common shares is the Nasdaq Global Select Market, on which our shares have been listed since our initial public offering of common stock at $20.00 per share on February 7, 1997. Our shares used to be listed under the symbol "VLCCF" and following our merger have been listed under the symbol "GOGL" beginning April 1, 2015.  In addition, our shares have been listed on the Oslo Stock Exchange beginning April 7, 2015.  The following table sets forth the high and low closing prices for our common shares for the periods indicated, as reported by the Nasdaq Global Select Market.
Period	Low	High

For The Year Ended
December 31, 2010	$13.61	$24.08
December 31, 2011	$13.63	$25.49
December 31, 2012	$5.04	$15.50
December 31, 2013	$5.94	$10.45
December 31, 2014	$3.76	$16.16

For The Quarter Ended
March 31, 2013	$5.94	$8.20
June 30, 2013	$6.24	$8.21
September 30, 2013	$6.96	$10.45
December 31, 2013	$7.27	$10.40
March 31, 2014	$8.98	$14.50
June 30, 2014	$11.38	$16.16
September 30, 2014	$8.79	$14.45
December 31, 2014	$3.76	$9.03
March 31, 2015	$4.01	$5.49

For The Month Ended
November 2014	$5.71	$8.28
December 2014	$3.76	$4.93
January 2015	$4.01	$5.49
February 2015	$4.15	$4.93
March 2015	$4.03	$5.10
April 2015	$4.58	$5.73
May 2015 (to May 18, 2015)	$4.47	$5.21

The following table sets forth the high and low closing prices for our common shares for the periods indicated, as reported by the Oslo Stock Exchange.
April 7 to April 30, 2015	NOK	37.05	NOK	44.80
May 2015 (to May 18, 2015)	NOK	34.33	NOK	38.02

On May 20, 2015, the closing price per share of our common shares as quoted on the Nasdaq Global Select Market and the Oslo Stock Exchange was $4.69 and NOK35.60, respectively.  At that date, there were 172,675,637 of our common shares issued and outstanding.

ENFORCEABILITY OF CIVIL LIABILITIES
There is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.
In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

PLAN OF DISTRIBUTION
The Selling Shareholder, which as used herein includes donees, pledgees, transferees, distributees or other successors in interest, including any successor funds thereto, and its respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling our common shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution, dividend distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of our common shares, including on any stock exchange, quotation service, market or other trading facility on which our common shares are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.
The Selling Shareholder may sell, transfer or otherwise dispose of our common shares offered in this prospectus through:
•	a distribution by way of a dividend or otherwise to existing shareholders of such Selling Shareholder;
•	one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	broker-dealers, who may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;
•	public or privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•	any combination of the foregoing; or
•	any other method permitted pursuant to applicable law.
The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of our common shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or another applicable provision of the Securities Act amending the Selling Shareholder list to include the donee, pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The Selling Shareholder also may transfer our common shares owned by it in other circumstances, in which case the donees, transferees, pledgees, distributees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume.  The Selling Shareholder may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities.  The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of our common shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Shareholder also may sell all or a portion of our common shares in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.
There can be no assurance that the Selling Shareholder will sell any or all of our common shares offered by this prospectus.
The aggregate proceeds to the Selling Shareholder from the sale of our common shares offered by it will be the purchase price of the common shares less discounts or commissions, if any.  The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.
The Selling Shareholder and any underwriters, broker-dealers or agents that participate in the sale of our common shares may be deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.  A Selling Shareholder who is deemed by the Commission to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
We have informed the Selling Shareholder that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act, may apply to sales of our common shares by the Selling Shareholder in the market and to the activities of the Selling Shareholder and its affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholder may indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our common shares pursuant to this prospectus.
At the time that any particular offering of common shares is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of common shares being offered, the purchase price of the common shares, the public offering price of the common shares, the names of any underwriters, dealers or agents and any applicable discounts or commission.
In order to comply with the securities laws of some states, if applicable, our common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common shares may not be sold unless they have been registered or qualified for sale, or an exemption from registration or qualification requirements is available and is complied with.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear the costs relating to the registration and sale of the common shares offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any.  We have agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities of any violation by the Company of the Securities Act, the Exchange Act and state securities laws applicable to the Company and relating to the registration of the shares offered by this prospectus that have not resulted from written information provided by the Selling Shareholder to us expressly for use in connection with such registration.  We have agreed with the Selling Shareholder to use best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of our common shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) when all of the common shares owned by the Selling Shareholder may be resold pursuant to Rule 144 under the Securities Act without restriction as to volume or manner of sale.
As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.  If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

SELLING SHAREHOLDER
This prospectus relates to the proposed sale from time to time of up to 77,500,000 of our common shares issued to the Selling Shareholder named in the table below.  We have filed the registration statement of which this prospectus forms a part in order to permit the Selling Shareholder to offer these shares for resale or transfer from time to time as set forth above in "Plan of Distribution", pursuant to Registration Rights Agreements by and between the Company and Frontline 2012.
The 77,500,000 common shares covered by this prospectus owned by the Selling Shareholder were issued to it in three separate, private transactions.  On April 3, 2014, the Company and Frontline 2012 entered into an agreement pursuant to which the Company purchased from Frontline 2012 all of the shares of five single purpose companies, and as consideration for the purchase, on the April 23, 2014 closing date of the transaction, Frontline 2012 received from the Company 15,500,000 newly issued common shares.  On September 15, 2014, the Company and Frontline 2012 entered into an agreement pursuant to which the Company purchased from Frontline 2012 all of the shares of twenty-five single purpose companies, and as consideration for the purchase, Frontline 2012 agreed to receive 62,000,000 newly issued common shares from the Company in two separate closings of 31,000,000 common shares each.  The first closing took place on September 15, 2014, when Frontline 2012 received 31,000,000 newly issued common shares from the Company, and the second closing took place on March 16, 2015, when Frontline 2012 received an additional 31,000,000 newly issued common shares from the Company.
The following table sets forth certain information regarding the Selling Shareholder and its beneficial ownership of our common shares.  The table is based upon information provided by the Selling Shareholder.  The table assumes that all the shares being offered by the Selling Shareholder pursuant to this prospectus are ultimately sold in the offering.  The Selling Shareholder may sell some, all or none of its shares covered by this prospectus, and as a result the actual number of shares that will be held by the Selling Shareholder upon termination of the offering may exceed the minimum number set forth in the table.
Name of Selling Shareholder	Common Shares Owned Before Offering(1)	Percentage of Class Prior to the Offering (2)	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Following the Offering
Frontline 2012 Ltd. (3)	77,500,000	44.88%	77,500,000	0	0%

(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Except as subject to community property laws or otherwise as described in the notes below, where applicable, the person named above has sole voting and investment power with respect to all common shares shown as beneficially owned by it.
(2)	Based on 172,675,637 common shares outstanding.
(3)	Frontline 2012, a company incorporated in Bermuda, may be deemed to be the beneficial owner of 77,500,000 common shares, constituting 44.88% of the common shares outstanding, based on 172,675,637 common shares outstanding. Frontline 2012 has the sole power to vote or direct the vote of 0 common shares and the shared power to vote or direct the vote of 77,500,000 common shares. Frontline 2012 has the sole power to dispose or direct the disposition of 0 common shares and the shared power to dispose or direct the disposition of 77,500,000 common shares. 62,000,000 of the common shares beneficially owned by Frontline 2012 were received from the Company as consideration pursuant to the Acquisition Agreement dated September 15, 2014, and 15,500,000 common shares were received from the Company as consideration pursuant to the Acquisition Agreement dated April 3, 2014, both privately-negotiated transactions. The address for Frontline 2012 Ltd. is Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended Memorandum of Association and Bye-Laws.
Purpose
The amended Memorandum of Association of the Company has been filed as Exhibit 3.1 to the Company's Registration Statement on Form F-3, filed December 24, 2009, and is incorporated by reference herein.
The purposes and powers of the Company are set forth in Items 6 and 7(a) through (h) of our Memorandum of Association and in the Second Schedule of the Bermuda Companies Act of 1981, or the Companies Act.  These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.
Our Bye-Laws
The amended and restated Bye-Laws of the Company, as approved by the Company's shareholders on March 26, 2015 and effective on March 31, 2015, have been filed as Exhibit 1.4 to the Company's Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 29, 2015.
Bermuda law permits the Bye-Laws of a Bermuda company to contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under Bye-Law 118, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty.  Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the company and any committee members authorized under Bye-Law 118, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under Bye-Law 118, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company's request.
Our shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights.  Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.  Shareholders have no cumulative voting rights.  Shareholders are entitled to dividends if and when they are declared by our Board of Directors, subject to any preferred dividend right of holders of any preferred shares.  Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present.  For all other matters, unless a different majority is required by law or our Bye-Laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.
Upon our liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, pro rata, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders.  The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares we may issue in the future.
Under our Bye-Laws, annual general meetings of shareholders will be held at a time and place (excluding Norway or the United Kingdom) selected by our Board of Directors each calendar year.  Special general meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special general meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings.  Under our Bye-Laws, five days' notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting.  Under Bermuda law and our Bye-Law 66, accidental failure to give notice will not invalidate proceedings at a meeting.  Our Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.
Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.
Our Bye-Laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested.  Our Bye-Laws provide our Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation.  Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares.  Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our Bye-Laws provide that every director, officer, member of a committee constituted under Bye-Law 118, a resident representative and their respective heirs, executors or administrators, which we refer to collectively as an indemnitee, shall be indemnified out of our funds against all liabilities, loss, damage or expense (including, but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer, committee member or resident representative and that such indemnity shall extend to any person acting as a director, officer, committee member or resident representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always, that the indemnity contained in Bye-Law 159 shall not extend to any matter which would render it void pursuant to the Companies Act.  Each indemnitee shall be indemnified out of our funds against all liabilities incurred by such indemnitee in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee's favor, or in which he is acquitted, or in connection with any application under the Companies Act in which relief from liability is granted to him by the court.  In addition, to the extent that any indemnitee is entitled to claim an indemnitee pursuant to our Bye-Laws in respect of amounts paid or discharged by such indemnitee, the relative indemnity shall take effect as our obligation to reimburse the person making such payment or effecting such discharge.
Authorized Capitalization
Under our amended Memorandum of Association, our authorized share capital consists of 200,000,000 shares, par value $0.01 per share, of which 172,675,637 shares were issued and outstanding as of the date of this prospectus.
Share History
We were formed on September 18, 1996 under the name "Knightsbridge Tankers Limited" with an authorized share capital of 1,200,000 shares, par value $0.01 per share.  In February 1997, upon the exercise by the underwriters of their overallotment option, we offered and sold to the public 16,100,000 common shares at the initial public offering price of $20 per share.  Simultaneously with that offering, we sold 1,000,000 common shares in a private placement for the price of $20 per share.
At the Company's annual general meeting of shareholders held on September 25, 2009, our shareholders voted to approve an increase in our authorized share capital from 20,000,000 shares, par value $0.01 per share, to 35,000,000 shares, par value $0.01 per share.
In October 2010, we issued 4,887,500 shares in an underwritten public offering.
In July and October 2010, we purchased two 2010-built Capesize dry bulk carriers, Golden Future and Golden Zhejiang, from Golden Ocean.  In connection with these transactions 2,438,199 shares were issued to Golden Ocean.  Immediately following these transactions, we had issued and outstanding 24,425,699 shares.
On September 23, 2011, the Company's shareholders approved an increase of the Company's authorized common shares, par value $0.01, from 35,000,000 to 50,000,000.
In May 2012, we issued 11,301 common shares (along with cash) to members of our Board and to the General Manager and the Dry bulk Manager in settlement of the first tranche of the RSUs granted in December 2010, which vested in December 2011.
In January 2013, we issued 35,061 common shares (along with cash) to members of our Board and to the General Manager and the Dry Bulk Manager in settlement of the first and second tranches of the RSUs granted in December 2011 and December 2010, respectively, which vested in December 2012.
On October 23, 2013, we issued 6,000,000 shares in an underwritten public offering.
In February 2014, we issued 49,489 common shares (along with cash) to members of the Board and to the General Manager and the Dry Bulk Manager in settlement of the first, second and third tranches of the RSUs granted in January 2013, December 2011 and December 2010, respectively.
On April 23, 2014, the Company issued 15,500,000 common shares in a private placement to Frontline 2012, and 3,100,000 common shares in a private placement to Hemen Holding Limited, a company indirectly controlled by trusts established by John Fredriksen for the benefit of his immediate family.
On June 25, 2014, the Company held a Special General Meeting of the Shareholders.  At the meeting, the shareholders of the Company approved a resolution to increase the Company's authorized share capital to $2,000,000.00 divided into 200,000,000 common shares of $0.01 par value.
On September 15, 2014, and March 16, 2015, the Company issued 31,000,000 common shares each in private placements to Frontline 2012.
The merger between Knightsbridge and Former Golden Ocean was completed on March 31, 2015 and shareholders in the Former Golden Ocean received 61.5 million shares of Knightsbridge as merger consideration, with one share in the Former Golden Ocean receiving 0.13749 shares of Knightsbridge. Prior to completion of the merger, Knightsbridge had 111,231,678 common shares outstanding.
Following completion of the merger and, pursuant to the merger agreement, the cancellation of 51,498 common shares (which were held by the Former Golden Ocean) and the cancellation of 4,543 common shares (which account for the fractional shares that will not be distributed to the Former Golden Ocean shareholders as merger consideration), Golden Ocean has 172,675,637 common shares outstanding.
Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders.  Subject to preferences that may be applicable to any outstanding preference shares, holders of common shares are entitled to receive ratably cash dividends, if any, declared by our Board of Directors out of funds legally available for dividends.  Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preference shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution.  Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities.  The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preference shares, which we may issue in the future.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee	$58,382
FINRA fees	$_______*
Legal fees and expenses	$_______*
Accounting fees and expenses	$_______*
Miscellaneous	$_______*
Total	$_______*

*                    To be updated, if necessary, by amendment, supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law.
EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F of Golden Ocean Group Limited for the year ended December 31, 2014 and the audited historical financial statements of Golden Ocean Group Limited (former Golden Ocean) included on pages I-2 through I-42 of Golden Ocean Group Limited's Current Report on Form 6-K dated May 21, 2015, have been so incorporated in reliance on the reports of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  Further information about our company is available on our website at http://www.goldenocean.bm.  The information on our website does not constitute a part of this prospectus.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:
•	Our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 29, 2015, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.
•	Our Report on Form 6-K, which was furnished to the Commission on May 21, 2015, which contains (i) Consolidated Financial Statements for the fiscal year ended December 31, 2014, of Former Golden Ocean and (ii) unaudited pro forma condensed combined financial information for Golden Ocean for the fiscal year ended December 31, 2014.
•	The description of our securities contained in our Registration Statement on Form F-1 filed with the Commission on December 13, 1996 and any amendment or report filed for the purpose of updating that description.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
 Knightsbridge Shipping Limited
 Attn: Georgina Sousa
 Par-la-Ville Place
 14 Par-la-Ville Road
 Hamilton, HM 08, Bermuda
 +1 (441) 295-6935

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for each quarter of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

77,500,000 Common Shares

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PROSPECTUS SUPPLEMENT

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June 18, 2015

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